Exhibit 10.1

NOTE

Date:	September 9, 2010
Maker:	Claimsnet.com, Inc.
Payee:	Novinvest Associated S.A.
Place for Payment:	14860 Montfort Dr., Suite 250, Dallas, TX 75254
Principal Amount:	Fifty Thousand U.S. Dollars (USD$50,000.00)

Annual Interest Rate on Unpaid Principal from Date of Funding: Three percent (3%)

Terms of Payment: Principal and interest shall be due and payable September 9, 2011, interest being calculated on the unpaid principal balance to the date of each installment paid, and the payment made credited first to the discharge of interest accrued and the balance to the reduction of the principal. Accrued and unpaid interest shall be computed on the basis of the actual days elapsed in a year consisting of 365 days on the principal. Upon agreement of both parties at the maturity date, all or any portion of the outstanding Principal and Interest may be converted into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate Principal and Interest then outstanding by (ii) the Conversion Price of $0.125 per share. As of the date of this Note, Maker does not have sufficient shares of authorized but unissued common stock to satisfy conversion of Note and Maker cannot guarantee that shares will be available for conversion upon maturity of the Note.

Annual Interest Rate on Demanded, Unpaid Amounts: The highest rate allowed by law.

Security for Payment: None

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due September 9, 2011.

On any default in the payment of this Note or in the performance of any obligation hereunder, this Note and all obligations hereunder shall become immediately due at the election of Payee. Maker and any surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protest, and notices of protest.

If this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee reasonable attorneys fees in addition to other amounts due. The Parties hereto agree that reasonable attorneys fees shall be equal to 10.0% of all amounts due.

Nothing in this Note shall authorize the collection of interest in excess of the highest rate allowed by law.

Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such pre-payment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity.

Maker is responsible for the entire amount of this Note.

The terms Maker and Payee and other nouns and pronouns include the plural if more than one.

Maker shall not be deemed to be in default of this Note unless and until Maker shall have been given seven (7) days written notice and opportunity to cure such default, via certified mail return receipt requested.

Claimsnet.com, Inc.

By: /s/ Don Crosbie

Don Crosbie, CEO

MAKER